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                                                                      Exhibit 18




February 11, 2004


Board of Directors
Dover Corporation
280 Park Avenue
New York, NY 10017

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 and issued our report thereon dated February 11, 2004. Note 1 to the financial statements describes a change in accounting principle from the accelerated method of depreciation to the straight-line method of depreciation for certain property, plant and equipment acquired on or after January 1, 2004. It should be understood that the preferability of one acceptable method of accounting over another for recording depreciation expense for property, plant and equipment has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable. Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

/s/ PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP